Variable Life Insurance Company	John Hancock Place Boston, Massachusetts 02117

			INITIAL
INSURED	JOHN HANCOCK	$100,000	SUM INSURED

PLAN	VARIABLE WHOLE LIFE 100

POLICY NUMBER	VL 000 000	JANUARY 1, 1989	DATE OF ISSUE

INDIVIDUAL VARIABLE LIFE INSURANCE

The John Hancock Variable Life Insurance Company agrees, subject to the conditions and provisions of this policy, to pay at its Home Office in Boston, Massachusetts, the Death Benefit to the Beneficiary if the Insured’s death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit will be payable, subject to the “Deferral of Determinations and Payments” provision, on receipt at the Home Office of the Company of due proof of the Insured’s death.

The Death Benefit will be an amount equal to the greater of the Initial Sum Insured and the Variable Sum Insured, less any indebtedness on the date of the Insured’s death. The Variable Sum Insured will increase or decrease in accordance with the Valuation Provisions of this policy including the investment experience of the Separate Accounts.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and the payment of the premiums.

The Policy Specifications on page 3 and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts.

President	Secretary

Variable Whole Life policy

Fixed premium payable for life as to Insured’s death, if earlier

Death Benefit payable at death

Eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown of page 3

All benefits, payments and values including the Death Benefit and Policy Cash Value under this policy which are based on the investment experience of a Separate Account may increase or decrease in accordance with the investment experience of the Separate Account and are not guaranteed as to fixed dollar amount.

However this policy provides a Guaranteed Minimum Death Benefit equal to the Initial Sum Insured on the Date of Issue of the policy if premiums are paid when due and there is no indebtedness.

Right to Cancel - The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

APPROVED
STATE OF NEW YORK

MAR 21 1989

SUPERINTENDENT OF INSURANCE

Form 89-80	VLCVR	V0188A

Policy Provisions		Alphabetical Guide

Section		Section
1.	Policy Specifications	17.	Annual Report To Owner
2.	Definitions	12.	Assignment
3.	Payment of Premiums, Grace Period	9.	Automatic Payment of Premiums
4.	Owner, Contingent Owner, Beneficiary	22.	Basis of Computations
5.	Interest on Proceeds	4.	Beneficiary
6.	Valuation Provisions	11.	Claim of Creditor
7.	Dividends	4.	Contingent Owner
8.	Loans	16.	Contract
9.	Automatic Payment of Premiums	21.	Deferral of Determinations and Payments
10.	Reinstatement	2.	Definitions
11.	Claims of Creditors	7.	Dividends
12.	Assignments	20.	Exchange of Policy During First 24 Months
13.	Incontestability	22.	Extended Term Insurance
14.	Misstatement of Age or Sex	3.	Grace Period
15.	Suicide	13.	Incontestability
16.	The Contract	8.	Interest on Loans
17.	Annual Report To Owner	5.	Interest on Proceeds
18.	Investment Policy Change	18.	Investment Policy Change
19.	Separate Accounts	8.	Loans
20.	Exchange of Policy During First 24 Months	14.	Misstatement of Age or Sex
21.	Deferral of Determination and Payments	22.	Nonforfeiture Provisions
22.	Surrender Value and Nonforfeiture Provisions	4.	Owner
23.	Settlement Provisions	22.	Paid-Up Insurance
		3.	Payment of Premiums
		1.	Policy Specifications
		1, 4.	Premiums
		10.	Reinstatement
		19.	Separate Accounts
		23.	Settlement Provisions
		15.	Suicide
		22.	Surrender Value
		1A, 22.	Table of Values
		6.	Valuation Provisions

Form 89-80	2	V0288A

1. POLICY SPECIFICATIONS

OWNER, BENEFICIARY - AS DESIGNATED IN THE APPLICATION SUBJECT TO SECTION 5 OF THE POLICY

ISSUE AGE* 35 INSURED	JOHN HANCOCK	$100,000	INITIAL SUM INSURED

POLICY NUMBER	VL 000 000	JANUARY 1, 1989	DATE OF ISSUE*

THIS POLICY IS IN A PREFERRED PREMIUM CLASS.

SCHEDULE OF BENEFITS	POLICY PLAN VARIABLE WHOLE LIFE 100	SCHEDULE OF ANNUAL PREMIUMS PAYABLE AMOUNT

INITIAL INVESTMENT OPTION

VL STOCK ACCOUNT 50%

VL BOND ACCOUNT 50%

VARIABLE LIFE INSURANCE	FOR LIFE	$1,431.00

ANNUAL NET CONTINUOUS PREMIUM	619.9157800	FIRST YEAR
	1254.8810600	YEARS 2 THROUGH 10
	1289.4152000	YEARS 11 THROUGH 20
	1219.9960900	THEREAFTER

VARIABLE LIFE INSURANCE COMPANY

*	The date of issue and the issue age of each Provision for an additional benefit is the Date of Issue and the Issue Age of the policy unless otherwise specified.

3	V0388A

1A. TABLE OF VALUES (SEE SECTION 22)		PLAN	VARIABLE WHOLE LIFE 100

		INITIAL SUM INSURED	$100,000

POLICY NUMBER	VL 000 000	ISSUE AGE	35

VALUES FOR YEARS NOT SHOWN WILL BE FURNISHED ON REQUEST

END OF POLICY YEAR	POLICY CASH VALUE FOR EACH $1000 VARIABLE SUM INSURED	FIXED AND VARIABLE PAID-UP INSURANCE FOR EACH $1000 VARIABLE SUM INSURED	PERIOD OF FIXED EXTENDED TERM INSURANCE FOR THE VARIABLE SUM INSURED
			YEARS DAYS

1	4.18	18.57	1 157
2	14.93	63.95	4 228
3	26.02	107.48	7 56
4	37.47	149.28	9 72
5	49.25	189.30	10 329

6	61.37	227.63	12 109
7	73.82	264.31	13 152
8	86.62	299.47	14 113
9	99.75	333.09	15 12
10	113.23	365.31	15 229

11	127.41	397.27	16 52
12	141.96	427.92	16 197
13	156.89	457.32	16 306
14	172.22	485.58	17 18
15	187.93	512.69	17 67

16	204.03	538.72	17 96
17	220.49	563.67	17 106
18	237.30	587.60	17 100
19	254.41	610.47	17 80
20	271.80	632.34	17 46

25 AGE 60	359.00	720.73	15 356
27 AGE 62	395.49	750.91	15 131
30 AGE 65	451.09	791.09	14 128

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2. DEFINITIONS

“We”, “us” and “our” refer only to the John Hancock Variable Life Insurance Company.

“You” and “your” refer only to the Owner of this Policy.

“Payment” means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

“Written notice” means, unless otherwise stated, a written notice filed at our Home office in Boston, Massachusetts.

“In full force” means that the insurance under the policy is being continued for the greater of the Initial Sum Insured and the Variable Sum Insured and that no unpaid premium is more than 31 days overdue.

“Separate Account”, unmodified, means a separate investment account established by the Company pursuant to applicable law in which you are eligible to invest under this policy.

“Portfolio” means each division of a Separate Account holding a separate class (or series) of stock of a designated investment company. Each class (or series) of stock represents a separate corresponding portfolio in the investment company.

“Account” means the following:

- With respect to any Separate Account that contains one or more Portfolios, “Account” means each such Portfolio.

- With respect to any other Separate Account, “Account” means each such Separate Account.

“Indebtedness” means the unpaid balance of a policy loan including accrued interest.

4A	V4A88

3. PAYMENT OF PREMIUMS, GRACE PERIOD

Premiums are payable as shown on page 3. They may be paid at more frequent intervals in accordance with our published rates and requirements in effect at the Date of Issue. Each premium is due and payable in advance on the first day of its interval of premium payment. For the first premium, this day is the Date of Issue.

Payment of premiums shall be made only to us at our Home Office. Receipts will be delivered on request in exchange for premium payments. They will be valid only if signed by the President or the Secretary.

Any premium, other than the first, unpaid as of its due date is deemed to be in default on that date. Any premium, other than the first, not paid when due may be paid within a grace period of 31 days after its due date if premiums have been paid to that date. The policy will continue in full force during that period.

If the Insured dies while the policy is in full force, we will refund or charge premiums to effect payment to the end of the policy month in which the Insured dies. We will pay any refund to you if you are not the Insured, otherwise we will pay it to the Beneficiary. We will deduct any charge from any proceeds. If the Insured dies during the grace period, policy values will be the same as if the premium had been paid on or before its due date, except for the deduction of the overdue premium.

4. OWNER, CONTINGENT OWNER, BENEFICIARY

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice; but if a person other than the Insured applied for this policy, only your appointed guardian may exercise your rights if you have not reached full age.

(Applicable only if the Issue Age shown on page 3 is under 15) — If you die or become legally disabled, the Contingent Owner will become the Owner. If there is no surviving Contingent Owner, the Insured will become the Owner.

If the Insured dies and has no surviving Beneficiary, you will be the Beneficiary, but if you were the Insured, your estate will be the Beneficiary.

While the Insured is alive, you may change the Owner, Contingent Owner and Beneficiary by written notice. A change will take effect when the notice is signed if we acknowledge receipt on the notice. The change will take effect whether or not you or the Insured is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledged receipt.

5. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1, Settlement Provisions.

6. VALUATION PROVISIONS

The values of the assets in the Accounts shall be determined as of the end of each Valuation Period at a fair value in accordance with applicable law. Liabilities attributable to an Account will be deducted to determine the value of the Account.

Valuation Date - A Valuation Date is any date on which the New York Stock Exchange is open for trading.

Valuation Period - A Valuation Period is that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

Account Equity Rate - For each Account the Account Equity Rate for a Valuation Period is determined as of the end of the Valuation Period and reflects the Account’s accrued investment income (excluding accrued policy loan interest) and capital gains and losses, realized or unrealized, of the Account for the Valuation Period, and any applicable income taxes paid or change in any tax reserve held in the Account during the Valuation Period, and a Valuation Period charge for mortality and expense risks at an effective rate of not more than .50% annually of the value of the Account at the beginning of the Valuation Period.

Policy Loan Rate - For each policy the Policy Loan Rate for a Valuation Period is determined as of the end of the Valuation Period and reflects the policy’s accrued policy loan interest for the Valuation Period, any applicable income taxes paid, or change in any tax reserve maintained by us during the Valuation Period, and a Valuation Period charge at an effective rate not to exceed 2.00% annually of the total indebtedness of the policy at the beginning of the Valuation Period.

5	V0588ANY

Account Net Investment Rate - The Account Net Investment Rate for each Account in which the policy reserve is invested is determined separately for each policy. The Account Net Investment Rate for a Valuation Period is determinable as of the end of the Valuation Period as a weighted average of the Policy Loan Rate and the Account Equity Rate and reflects the policy’s indebtedness allocated to the Accounts. In the absence of any indebtedness, the Account Net Investment Rate equals the Account Equity Rate. The Account Net Investment Rate may be positive or negative, and is the guaranteed yield for each Account in which the policy reserve is invested for this policy.

Monthly Date - The first day of a policy month which day immediately follows a Valuation Date.

Variable Sum Insured - The Variable Sum Insured is an amount equal to the Initial Sum Insured at issue. After the first policy month, a new Variable Sum Insured is calculated and becomes effective once each policy month on the Monthly Date. The Variable Sum Insured is determined by actuarially adjusting the immediately preceding Variable Sum Insured. The adjustment reflects the change in policy reserves, the proportion of the policy reserve in each Account, the Account Net Investment Rates, the Net Premium, the Investment Option and the Assumed Investment Rate.

Investment Option - The Investment Option elected by you in the application determines the proportion of the Net Premium and dividend to be applied under option g to be applied to each Account. You may elect to change the option. The change will be effective as to the application of each Net Premium and any dividend to be applied under option g made after the Valuation Period in which we receive notice satisfactory to us. The minimum percentage that may be allocated to any Account and the maximum number of Accounts in which reserves may be held will be subject to our administrative rules in effect at the time of election. All percentages must be whole numbers. The minimum percentage that may be allocated to any Account will not be greater than 25%, and the maximum number of Accounts in which reserves may be held will not be less than two.

Account Transfer Option - You may elect to reallocate the reserves held in the Accounts six times in each policy year. The change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Accounts in which reserves may be held will be subject to our administrative rules in effect at the time of election. The maximum number of Accounts in which reserves may be held will not be less than two.

Net Premium - The Net Premium is the actuarial equivalent of the Annual Net Continuous Premium, as shown on page 3 of this policy for the premium payment interval in effect.

A detailed statement of the method of computation of the Account Equity Rate, Policy Loan Rate, Account Net Investment Rate and Variable Sum Insured has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery.

7. DIVIDENDS

This policy, except while in force as Fixed Extended Term Insurance, will be entitled to the share, if any, of the divisible surplus which we shall annually determine and apportion to it. We shall distribute any share as a dividend payable annually beginning not later than the end of the third policy year.

You may elect to have any dividend paid or applied under one of the following options:

a. Paid in cash;

b. Applied to premium payments;

c. Left with us to earn interest at the rate that we declare. This rate will not be less than 3 1/2% a year on amounts on deposit. You may make withdrawals on request.

d. Used to purchase an amount of fixed paid-up insurance, in addition to the Death Benefit. The amount and cash value will be determined on the same basis as the Fixed Paid-Up nonforfeiture benefit. This insurance will always have a cash value of at least the amount of the dividend used to purchase it;

e. Used to purchase a fixed amount of One Year Term Insurance, in addition to the Death Benefit. (Not available if the policy is in a Special Premium Class as shown on page 3. If the policy is in force as Variable Paid-Up Insurance or Fixed Paid-Up Insurance at the time a dividend would otherwise be applied under this option, the election applicable to that and all future dividends will automatically change to option c unless you elect another available option.) Any One Year Term Insurance shall be effective as of each policy anniversary and will expire without value at the end of the day before the next policy anniversary. Premiums for the One Year Term Insurance will not exceed those computed on the basis of the Commissioners 1980 Extended Term Insurance Table with interest at 3%. The cash value of One Year Term Insurance at any time will be the pro rata part of the dividend applied to purchase the insurance applicable to the number of days remaining to the end of the policy year;

6

g. Used to purchase an amount of variable paid-up insurance, in addition to the Death Benefit. (If the policy is in force as Fixed Paid-Up Insurance at the time a dividend would otherwise be applied under this option, the election applicable to that and all future dividends will automatically change to option d unless you elect another available option.) The amount and cash value will be determined on the same basis as the Variable Paid-Up nonforfeiture benefit.

Dividends are paid or applied as of the policy anniversary, except that under option g the dividend is applied as of the Monthly Date which is or next follows the anniversary.

Unless you have elected a different option, each dividend will be left under option d. You may elect to change the option. An election to change to option e will be effective only with our consent, and after presentation of evidence of insurability satisfactory to us. The election may be effective for any dividend payable within 31 days before the election. Changes to and from option g will be effective at the beginning of the Valuation Period after which we receive written notice of the election to change, and will reflect values as of that date. Other changes will be effective as of the date such dividend was payable.

We will pay as part of the proceeds payable at the Insured’s death any unpaid or unapplied dividends and interest, any fixed paid-up insurance under option d, any One Year Term Insurance under option e, and any variable paid-up insurance under option g outstanding when the proceeds become payable.

8. LOANS

You may borrow money from us on completion of a form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made at any time a Loan Value is available after the first policy year if the policy is not in force on the Fixed Extended Term Insurance basis. Each loan must be for at least $100. We may defer loans as provided by law. Subject to the “Deferral of Determinations and Payments” provision: (i) we will not defer loans for more than 6 months; and (ii) we will not defer loans to pay premiums on our policies.

The Loan Value while the policy is in full force or for loans advanced under the Automatic Loan provision will be 90% of the amount of the Policy Cash Value as provided in the Table of Values provision plus the cash value of any insurance under dividend option d plus 90% of the cash value of any insurance under dividend option g.

The Loan Value while the policy is in force as Fixed Paid-Up Insurance will be the cash value, or if in force as Variable Paid-Up Insurance 90% of the cash value, plus the cash value of any insurance under dividend option d and 90% of the cash value of any insurance under dividend option g. The cash value will be determined according to the “Basis of Computations” provision.

Values, except for Fixed Paid-Up Insurance and dividend option d, will be determined, subject to the “Deferral of Determinations and Payments” provision, at the end of the Valuation Period immediately preceding the date of receipt of loan application at our Home Office or, for loans advanced under the Automatic Loan provision, at the end of the Valuation Period in which the last day of the grace period occurs. Values for Fixed Paid-Up Insurance and dividend option d will be determined as of the next (i) policy anniversary date or (ii) premium due date, whichever is the earlier date discounted for interest at the loan rate.

The amount of loan available will be the Loan Value less any existing indebtedness and less unpaid premiums to the earlier of the next (i) policy anniversary date or (ii) premium due date.

Loan interest at an effective annual rate of 8% will accrue daily and will be payable on each policy anniversary date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate.

A loan may be repaid in full or in part at any time before the Insured’s death, and while the policy is in full force.

We will deduct any indebtedness from the amount otherwise payable when the policy proceeds become payable.

While the policy is in full force “excess indebtedness” is the amount by which indebtedness exceeds the Policy Cash Value plus the cash value of any insurance under dividend options d and g. While the policy is in force as Variable Paid-Up Insurance or Fixed Paid-Up Insurance, “excess indebtedness” is the amount by which indebtedness exceeds the cash value of the Paid-Up Insurance plus the cash value of any insurance under dividend options d and g. “Notice Data” is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us. When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date falls if: (i) such excess has not been repaid; and (ii) there is any excess indebtedness at that time. This provision will apply whether or not premiums are paid to a date beyond the date of termination.

7	V0788ANY

Policy loans will affect the calculation of the Variable Sum Insured, the Policy Cash Value and the cash value and amount of any Variable Paid-Up Insurance as provided in the Valuation Provisions. We may allocate and reallocate loan indebtedness to policy values in such manner and at such times as we shall determine.

9. AUTOMATIC PAYMENTS OF PREMIUMS

An election may be made for Automatic Payment of Premiums either in the application or by written notice acknowledged by us while the policy is in full force. You may revoke the election at any time by written notice.

(1) Dividend Credit While this election is in effect, we will pay any premium which is unpaid at the end of its grace period from any amount on deposit under dividend option c, if sufficient.

(2) Automatic Loan While this election is in effect, we will pay any premium which is unpaid at the end of its grace period, and which is not paid by Dividend Credit, by a loan which we will automatically advance, if sufficient. The loan will be subject to the provisions of Section 9. Loans, except that the $100 minimum will not apply.

While both elections are in effect, and if sufficient value exists, we will first apply amounts by Dividend Credit and then, if necessary, by Automatic Loan.

While either election is in effect, if the amount available is less than the premium due, the interval of premium payment will be changed to the next shorter interval, if any, for which premiums may be paid and which the amount available is sufficient to pay in full. If the amount available is not sufficient to pay a premium for a shorter interval, this provision will not be effective. The Nonforfeiture Provisions shall then apply.

10. REINSTATEMENT

The policy may be reinstated within 3 years after the due date of the first unpaid premium unless the surrender value has been paid or otherwise exhausted, or the period of any extended term insurance has expired.

The Reinstatement requirements are:

(1) A written application for reinstatement; and

(2) Production of evidence of insurability satisfactory to us; and

(3) Payment of an amount equal to the greater of: (a) overdue premiums for the Variable Life Insurance Benefit with interest at an effective annual rate of 6% to the date of reinstatement; and (b) 110% of (i) the excess of the Policy Cash Value at the end of the Valuation Period immediately preceding the date of reinstatement (calculated as if no lapse had occurred) over the cash value as of the same date, less (ii) any indebtedness outstanding when the policy lapsed with interest at an effective annual rate of 6% to the date of reinstatement. We may make an adjustment for dividends in the required payment; and

(4) Payment of overdue premiums for any additional benefit provisions with interest at an effective annual rate of 6% to the date of reinstatement.

On reinstatement the policy will have a Variable Sum Insured on the date of reinstatement as if no lapse had occurred, and indebtedness equal to the sum of (a) any indebtedness outstanding when the policy lapsed and (b) any indebtedness arising subsequent to lapse, both with interest at an effective annual rate of 6% to the date of reinstatement.

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11. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

12. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

13. INCONTESTABILITY

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium.

14. MISSTATEMENT OF AGE OR SEX

If the age or the sex of the Insured has been misstated, we will adjust the Initial Sum Insured and every other benefit to that which the premium paid would have purchased at the correct age and sex.

15. SUICIDE

If the Insured commits suicide within 2 years from the Date of Issue, we will pay in place of all other benefits an amount equal to the premiums paid less the amount of any indebtedness not repaid to us in cash.

16. THE CONTRACT

The entire contract between the applicant and us consists of the policy and the written application. A copy of the application is attached at issue. All statements made in the application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in the written application.

Policy years, policy months and policy anniversaries are measured from the Date of Issue.

Changes in this policy may be made by agreement between you and us.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

17. ANNUAL REPORT TO OWNER

While the policy is in full force, we will furnish annually to the Owner a statement of the Variable Sum Insured. We will furnish other reports if required by law or regulation.

18. INVESTMENT POLICY CHANGE

The investment policy of the Accounts shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts. In the event of a material change, and while this policy is in full force or in force as Variable Paid-Up Insurance, you may exchange this policy, without evidence of insurability, within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later, for a policy of fixed benefit insurance on the life of the Insured having a Sum Insured equal to the greater of the Initial Sum Insured and the Variable Sum Insured on the date the exchange is effective, subject to the same terms and conditions as in the “Exchange of Policy During First 24 Months” provision. If required the process for filing a statement of material change with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

19. SEPARATE ACCOUNTS

The Accounts used to fund the benefits payable under this policy will only be used for funds attributable to individual variable life insurance policies. The assets of such Accounts are the property of the Company. The assets of such Accounts shall be available to cover liabilities of our general account only to the extent that the assets of the Accounts exceed the liabilities of the Accounts arising under the Variable Life insurance policies supported by the Accounts.

9	V0988ANY

We reserve the right to make certain changes if, in our judgement, they would best serve the interest of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include:

- To operate an Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

- To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

- To transfer any assets in an Account to another Account; or to add, combine or remove Accounts.

- To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

- To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes result in a material change in the underlying investments of an Account to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the “Investment Option” and the “Account Transfer Option” provision.

20. EXCHANGE OF POLICY DURING FIRST 24 MONTHS

At any time during the first twenty-four months from the Date of Issue of this policy while this policy is in full force, this policy may be exchanged for a policy of fixed benefit insurance on the life of the Insured having a Sum Insured equal to the Initial Sum Insured shown on page 3 of this policy, without evidence of insurability, subject to the following terms and conditions:

(1) The new policy shall bear the same Date of Issue and issue age as this policy, and be in the same risk classification as this policy; and

(2) The new policy shall be any whole life policy with level premiums payable at least to age 85 offered by the John Hancock Mutual Life Insurance Company on the Date of Issue of this policy at the premium rates in effect on that date; and

(3) The new policy may include any additional benefit provision included in this policy if available for issue with the fixed benefit policy; and

(4) The exchange will be effective on receipt of written notice on a form satisfactory to us, the surrender of this policy, and the payment to us of any cost to exchange; and

(5) The exchange will be subject to an equitable adjustment in premiums, cash values and dividends to reflect variances, if any, in the premiums, cash values and dividends under this policy and the new policy. Any outstanding indebtedness must be repaid on or before the effective date of the exchange. After adjustment, any excess may be repaid in cash or left with us under an advance premium agreement.

A detailed statement of the method of computation of the adjustment has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery.

21. DEFERRAL OF DETERMINATIONS AND PAYMENTS

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, we reserve the right:

(1) To defer determination of the Variable Sum Insured, and if such determination has been deferred, to defer the payment or application of any Death Benefit in excess of: (a) the Initial Sum Insured; less (b) any indebtedness;

(2) To defer determination and payment of any Variable Paid-Up Insurance amount;

(3) To defer determination, application or payment of the amount of any variable paid-up insurance under dividend option g;

(4) To defer determination, application or payment of a surrender value, unless this policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance;

(5) To defer determination and application of the Option Value;

10

(6) To determine the values for a loan (except for Fixed Paid-Up Insurance and dividend option d) as of the end of the Valuation Period in which we receive the loan application at our Home Office, and to defer payment of the loan.

The payment of a surrender value if the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance and payment of a loan if the policy is in force as Fixed Paid-Up Insurance may be deferred for up to 6 months from the date of receipt of written notice and any required surrender of the policy. If we defer such payment for more than 10 working days, we will pay interest on any requested surrender value payment at the same rate as declared for Option 1, Settlement Provision for the period payment is deferred.

Except as provided in this provision, we will make payment of the Death Benefit, any surrender value and any loan within 7 days of the date they become payable.

22. SURRENDER VALUE AND NONFORFEITURE PROVISIONS

CASH VALUES

The Policy Cash Value shall be determined in accordance with the “Valuation Provisions”, “Basis of Computations” and “Table of Values” provisions. The cash value while the policy is in force as Variable Paid-Up Insurance or Fixed Paid-Up Insurance shall be determined in accordance with the “Basis of Computations” and the “Extended Term Insurance, Variable Paid-Up Insurance or Fixed Paid-Up Insurance” provisions.

SURRENDER VALUE

We will determine and pay the surrender value of the policy if the Insured is then alive, subject to the “Deferral of Determinations and Payments” provision, and the policy will terminate, as of the end of the Valuation Period in which occurs the later of the receipt of: (a) written notice; and (b) the surrendered policy at our Home Office.

While no premium is in default the surrender value will be an amount equal to the Policy Cash Value plus any dividends and interest unpaid or unapplied and the cash value of any insurance under dividend option d, e and g less any indebtedness, and with an adjustment for premiums paid beyond the date of surrender.

If a premium is in default the surrender value will be:

(1) For determinations for which the date of receipt of written notice and surrender occurs before the end of the grace period, but before an elected Option Date, an amount equal to:

(a) the Policy Cash Value, plus the cash value of any insurance under dividend option g, adjusted from the premium due date using the applicable Account Net Investment rates through the date of determination; plus

(b) any dividends and interest unpaid or unapplied and the cash value of any insurance under dividend option d and dividend option e as of the date of determination; less

(c) any indebtedness as of the date of determination.

(2) For determinations after the grace period (except for those made under (1) above) and prior to the 70th day after the premium due date, but before an elected Option Date, an amount equal to the cash value calculated as if the policy were in force as Fixed Paid-Up Insurance, determined according to the “Option Value” provision using the date of determination as the Option Date.

(3) For determinations on and after an elected Option Date and for determinations 70 days or after from the premium due date, while the policy is in force as Fixed Extended Term Insurance, Variable Paid-Up Insurance or Fixed Paid-Up Insurance, the cash value plus any dividends and interest unpaid or unapplied, plus the cash value of any insurance under dividend option d and dividend option g, less any indebtedness all as of the date of determination. On surrender within 30 days after a policy anniversary, the cash value of Fixed Extended Term Insurance or Fixed Paid-Up Insurance will not be less than the cash value on that anniversary.

OPTION DATE

The Option Date (will normally be the Valuation Date after the due date of an unpaid premium) immediately preceding the 70th day after such due date. However, the Option Date may be an earlier date (on or after the due date of an unpaid premium) which earlier date is the end of the Valuation Period in which occurs the later of: (i) receipt of written notice of a date elected; and (ii) the date elected in the written notice.

11	V1188ANY

OPTION VALUE

If a premium has not been paid when its grace period ends, the policy will lapse. If the policy has no surrender value at the end of the grace period, the insurance will cease to be in force at the end of 31 days after the due date of the unpaid premium. The surrender value at the end of the grace period is determined (in accordance with item (1) of the Surrender Value provision) as of the end of the Valuation Period in which the last day of the grace period falls.

If the policy has a surrender value when its grace period ends, we will determine the last Valuation Date, up to and including the Option Date, for which the policy has an Option Value. If the last Valuation Date for which the policy has an Option Value is before the Option Date, the insurance will cease to be inforce at the beginning of the next following Valuation Period.

The Option Value on a Valuation Date is equal to: (1) the Policy Cash Value plus the cash value of any insurance under dividend option g, both adjusted from the premium due date through the Valuation Date using the applicable Account Net Investment Rates; plus (2) any dividends and interest unpaid or unapplied and the cash value of any insurance under dividend option d and dividend option e, all adjusted from the premium due date through the Valuation Date using the Assumed Investment Rate; less (3) any indebtedness as of the Valuation Date.

If the policy has an Option Value on the Option Date we will apply the discounted Option Value as of the premium due date as a net single premium to provide insurance on an adjusted basis commencing on the premium due date.

The discounted Option Value for calculating Fixed Paid-Up Insurance or Fixed Extended Term Insurance will be equal to the Option Value of the policy on the Option Date discounted to the premium due date by the Assumed Investment Rate.

The discounted Option Value for calculating Variable Paid-Up Insurance will be equal to the Option Value of the policy on the Option Date discounted to the premium due date by the applicable Account Equity Rates.

EXTENDED TERM INSURANCE, VARIABLE PAID-UP INSURANCE OR FIXED PAID-UP INSURANCE

The insurance provided on an adjusted basis by the application of the discounted Option Value will be:

(1) Fixed Extended Term Insurance for the period as provided in the “Basis of Computations” and the “Table of Values” provisions if the policy is in a Standard Premium Class as shown on page 3, except as otherwise provided in this provision. The amount of Fixed Extended Term Insurance will be equal to the greater of the Variable Sum Insured and the Initial Sum Insured plus any dividends and interest unpaid or unapplied, the amount of any fixed paid-up insurance under dividend option d and the amount of any variable paid-up insurance under dividend option g, less any indebtedness. Determinations of amounts, other than indebtedness, will be as of the end of the Valuation Period immediately prior to the date of premium default. Indebtedness will be determined as of the Option Date. We shall apportion no dividend to the policy while it is in force as Fixed Extended Term Insurance; or

(2) Variable Paid-Up Insurance for the amount as provided in the “Basis of Computations” and the “Table of Values” provisions if elected and if the amount available to purchase the Variable Paid-Up Insurance is at least $1,000.

A new amount of Variable Paid-Up Insurance is calculated and becomes effective once each policy month on the Monthly Date.

(3) Fixed Paid-Up Insurance for the amount as provided in the “Basis of Computations” and the “Table of Values” provisions if elected, or if no election has been made and the policy is in a Special Premium Class as shown on page 3, or if Variable Paid-Up Insurance has been elected but the amount available to purchase the Variable Paid-Up Insurance is less than $1,000 or if Fixed Extended Term Insurance would otherwise apply and the amount of Fixed Paid-Up Insurance would equal or exceed the amount of Fixed Extended Term Insurance.

You may elect Variable Paid-Up Insurance or Fixed Paid-Up Insurance in place of Fixed Extended Term Insurance by written notice received by the Company no later than the Option Date and before the Insured’s death.

If the Insured dies after the grace period but on or before the Option Date, and if the policy is then in force, we will pay to the Beneficiary in place of all other benefits a death benefit, if any, equal to the greater of the death benefits provided under Fixed Extended Term Insurance (unless the policy is in a Special Premium Class as shown on page 3) or Fixed Paid-Up Insurance, calculated as though the last day of the Valuation Period in which the Insured dies were the Option Date. If the Insured dies after the Option Date, we will pay to the Beneficiary in place of all other benefits any amount of Fixed Extended Term Insurance, Variable Paid-Up Insurance (as of the end of the Valuation Period in which the Insured dies) or Fixed Paid-Up Insurance, less any indebtedness, then in force; but in this case, if the Insured dies during the grace period, we will pay the Death Benefit, if greater, in place of all other benefits.

12

BASIS OF COMPUTATIONS

Values, reserves and net premiums are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Table, except those for Fixed Extended Term Insurance which are computed on the basis of the Commissioners 1980 Extended Term Insurance Table. The computations are made using interest at the rate of 4 1/2% a year (the Assumed Investment Rate) and with continuous functions.

At the beginning of a Monthly Date, the Policy Cash Value or the cash value while the policy is in force as Variable Paid-Up Insurance is the sum of (a), (b) and (c) below:

(a)	an amount of money which when credited with interest at the Assumed Investment Rate for one-twelfth of a year will equal the reserve at the end of the month for the Variable Sum Insured, or will equal the applicable net single premium if the policy is in force as Variable Paid-Up Insurance.

(b)	the net premium for the Variable Sum Insured, from the end of the current policy month to the date to which premiums are paid;

(c)	the mortality charge, based on the 1980 CSO Table and 4 1/2%, for one-twelfth of a year for the Variable Sum Insured.

After the beginning of such Date and until the next following Monthly Date, the Policy Cash Value or the cash value while the policy is in force as Variable Paid-Up Insurance is the sum of (a) and (b) above, accumulated at applicable Account Net Investment Rates for each Valuation Period from the beginning of the Monthly Date through the date of determination.

Any cash value while the policy is in force as Fixed Extended Term Insurance or Fixed Paid-Up Insurance is equal to the applicable net single premium.

A detailed statement of the method of computation of values has been filed with the insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than minimum values under the law of that jurisdiction. Reserves referred to in this policy are computed by a modified reserve method.

TABLE OF VALUES (See page 4)

The Table of Values on page 4 is a part of this provision. The values shown are as of the end of the policy year and assume that premiums are paid to that date and that for the immediately preceding policy month the Account Net Investment Rates are equivalent to an annual effective rate of 4 1/2% and that there is no indebtedness, no dividend and interest unpaid or unapplied and no insurance under dividend option d, e or g. The periods shown for the Fixed Extended Term Insurance apply only if the Variable Sum Insured is greater than or equal to the Initial Sum Insured. The values at any date will be determined as of the end of the Valuation Period in which that date falls in a manner consistent with that used for the values shown at the end of the year.

Any values, reserves and net premiums applicable to any provision for an additional benefit shall be as specified in the provision and have no effect in determining the values available under the provisions of this Section 23.

Values for policy years not shown in the policy will be furnished on request.

23. SETTLEMENT PROVISIONS

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the surrender value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the election of any one of the options below. We shall annually declare the rate of interest or amount of payment for each option.

Option 1 – Interest Income at the declared rate but not less than 3 1/2% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A – Income of a Specified Amount, with payments each year totaling at least  1/12th of the proceeds, until the proceeds, with interest credited at the declared rate but not less than 3 1/2% a year on unpaid balances, are fully paid.

Option 2B – Income for a Fixed Period, with each payment as declared but not less than that shown in the Table for Option 2B.

13	V1388A

Option 3 – Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within the guaranteed period, we will pay the discounted value of the remaining guaranteed payments. We will use interest at the rate assumed in determining the payments to calculate this value.

Option 4 – Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5 – Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may elect an option by written notice during the lifetime of the Insured. The election must be made before the proceeds become payable. If you have made no effective election, the Payee may make one by written notice within 6 months after the Insured’s death or 2 months after the date on which the proceeds, if any, are payable in any case except death.

No election of an option may provide for income payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured or the Beneficiary.

These options are not available without our consent if the proceeds are payable (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association or assignee.

The Payee may, by written notice, designate and change the designation of a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

14

Table for Options 2B, 3, 4 and 5 - MALE

(Monthly payments for each $1000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee on Birthday Nearest Date of First Payment	OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.64	3.60	3.66	3.56
2	42.86	41	3.69	3.64	3.71	3.60
3	28.99	42	3.74	3.68	3.76	3.64
4	22.06	43	3.79	3.73	3.81	3.68
5	17.91	44	3.85	3.77	3.87	3.73

6	15.14	45	3.90	3.82	3.93	3.77
7	13.16	46	3.96	3.87	3.99	3.82
8	11.68	47	4.02	3.92	4.05	3.87
9	10.53	48	4.09	3.97	4.12	3.92
10	9.61	49	4.15	4.03	4.19	3.98

11	8.86	50	4.22	4.08	4.27	4.04
12	8.24	51	4.29	4.14	4.34	4.10
13	7.71	52	4.37	4.20	4.43	4.16
14	7.26	53	4.45	4.26	4.51	4.23
15	6.87	54	4.54	4.32	4.60	4.30

16	6.53	55	4.62	4.39	4.70	4.37
17	6.23	56	4.72	4.45	4.80	4.45
18	5.96	57	4.82	4.51	4.91	4.53
19	5.73	58	4.92	4.58	5.03	4.61
20	5.51	59	5.03	4.64	5.15	4.70

21	5.32	60	5.14	4.71	5.28	4.79
22	5.15	61	5.26	4.78	5.42	4.89
23	4.99	62	5.39	4.84	5.57	4.99
24	4.84	63	5.52	4.90	5.74	5.10
25	4.71	64	5.66	4.96	5.91	5.21

26	4.59	65	5.81	5.02	6.10	5.33
27	4.47	66	5.96	5.08	6.29	5.45
28	4.37	67	6.11	5.13	6.50	5.58
29	4.27	68	6.28	5.18	6.73	5.72
30	4.18	69	6.44	5.23	6.97	5.86

Annual, Semi-annual or quarterly payments under Option 2B are 11.839, 5.963 and 2.993 respectively times the monthly payments		70	6.61	5.27	7.23	6.01
		71	6.78	5.31	7.51	6.16
		72	6.96	5.34	7.80	6.33
		73	7.14	5.37	8.12	6.51
		74	7.32	5.40	8.45	6.68
		75	7.49	5.42	8.82	6.87
		76	7.67	5.44	9.21	7.08
		77	7.84	5.45	9.62	7.28
		78	8.01	5.47	10.07	7.52
		79	8.17	5.48	10.55	7.74

		80	8.33	5.49	11.06	7.97
		81	8.48	5.49	11.61	8.26
			8.61	5.50	12.19	8.50
		83	8.74	5.50	12.81	8.76
		84	8.86	5.51	13.46	9.11

		85 & over	8.97	5.51	14.16	9.39
		Options 3, 4 and 5 are available only at the ages as shown.

15	V1588ANY

Table for Options 2B, 3, 4 and 5 - FEMALE

(Monthly payments for each $1000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee on Birthday Nearest Date of First Payment	OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.42	3.40	3.42	3.37
2	42.86	41	3.46	3.43	3.46	3.41
3	28.99	42	3.50	3.47	3.50	3.44
4	22.06	43	3.54	3.51	3.54	3.48
5	17.91	44	3.58	3.55	3.59	3.52

6	15.14	45	3.63	3.59	3.63	3.56
7	13.16	46	3.67	3.63	3.68	3.60
8	11.68	47	3.72	3.68	3.73	3.64
9	10.53	48	3.77	3.72	3.79	3.69
10	9.61	49	3.83	3.77	3.84	3.74

11	8.86	50	3.89	3.82	3.90	3.79
12	8.24	51	3.95	3.88	3.97	3.84
13	7.71	52	4.01	3.93	4.03	3.89
14	7.26	53	4.08	3.99	4.10	3.95
15	6.87	54	4.15	4.04	4.18	4.01

16	6.53	55	4.22	4.11	4.25	4.07
17	6.23	56	4.30	4.17	4.34	4.14
18	5.96	57	4.38	4.23	4.42	4.21
19	5.73	58	4.47	4.30	4.52	4.28
20	5.51	59	4.56	4.37	4.61	4.36

21	5.32	60	4.65	4.44	4.72	4.44
22	5.15	61	4.76	4.51	4.83	4.52
23	4.99	62	4.86	4.58	4.95	4.61
24	4.84	63	4.98	4.65	5.07	4.70
25	4.71	64	5.10	4.72	5.21	4.80

26	4.59	65	5.22	4.79	5.35	4.91
27	4.47	66	5.36	4.86	5.51	5.02
28	4.37	67	5.50	4.93	5.67	5.13
29	4.27	68	5.65	5.00	5.85	5.26
30	4.18	69	5.80	5.06	6.04	5.38
Annual, Semi-annual or quarterly payments under Option 2B are 11.839, 5.963 and 2.993 respectively times the monthly payments		70	5.96	5.12	6.25	5.52
		71	6.14	5.18	6.47	5.67
		72	6.31	5.23	6.71	5.82
		73	6.50	5.28	6.97	5.99
		74	6.69	5.32	7.26	6.15
		75	6.89	5.35	7.56	6.33
		76	7.09	5.39	7.90	6.53
		77	7.29	5.41	8.26	6.72
		78	7.49	5.43	8.65	6.95
		79	7.69	5.45	9.07	7.17
		80	7.89	5.47	9.53	7.40
		81	8.08	5.48	10.03	7.67
			8.26	5.49	10.57	7.92
		83	8.43	5.50	11.16	8.23
		84	8.59	5.50	11.79	8.50

		85 & over	8.74	5.50	12.48	8.79
		Options 3, 4 and 5 are available only at the ages as shown.

16	V1688ANY

la. Name of proposed Insured: (PRINT)			b. Sex:	c. Date of Birth:			d. Place of Birth:
John		Hancock	☒ M ☐ F	Dec.	1	1953	Boston	Mass.
First	Middle Initial	Last		Month	Day	Year	City or Town – State or Country
2a. Plan of Insurance:							b. Initial Sum Insured:
Variable Whole Life 100							$ 100,000

c.	Investment Option:			3. Additional Benefit Provision — Requested on Proposed Insured.
		Account	Percentage
	(i)	VL Stock	50%	☐ a. Disability – Waiver of Premiums
	(ii)	VL Bond	50%	☐ b. Accidental Death	$
	(iii)	VL Money Market	%	☐ c. Ins. of Ins. – Purchase Limit	$
	(iv)	VL Aggressive Stock	%	(Issue age 37 and under)
	(v)	VL Total Return	%	☐ d. Yr. Family Income	$ Mo.
	(vi)		%	10, 15, 20, 25 or 30
	(vii)		%	☐ e. Yr. Decreasing Term	$
	(viii)		%	10, 15, 20, 25 or 30
	(ix)		%	☐ f. 10 Year Renewable Level Term	$
	(x)		%	☐ g. Other:
		TOTAL	100%	Request applicable only if available under plan applied for.

The minimum percentage for each Account selected is 10%. All percentages must be in whole numbers.

4.	Additional Benefit Provisions – Requested on persons proposed for insurance other than the proposed Insured:
(Also complete Question 5)
	☐	a. Children’s Insurance	$	☐	c. Applicant’s Waiver of Premiums
	☐	b. Yr. Dec. Term on Spouse	$		(For Juvenile Policy only)
		10, 15, 20, 25 or 30		☐	d. Other:
Request applicable only if available under plan applied for

5. Give name (except that of proposed Insured) and give other information indicated concerning every person proposed for insurance. ■ (PRINT)

	(A)		(B)	(C)	(D)	(E)	(F)	Check only if applying on a Medical basis
First Name	Middle Initial	Last Name	Relationship to Proposed Insured	Date of Birth	Height	Weight	Present Total Life Insurance
PROPOSED INSURED GIVE HEIGHT and WEIGHT					6’1”	180		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

■ If Spouse or Children’s Insurance is applied for, give names of all children, adopted children, and stepchildren of proposed Insured under age 15.	If any child under age 15 is omitted, give name and explain why in 24.

6.	Owner – Full name, age and relationship to proposed	9. Premium payment interval:
Insured: (PRINT) (If proposed Insured is to be Owner, state “Insured”)	☒ Annual ☐ Monthly Premiumatic
Insured	☐ Semi-Annual ☐ Other
7a.	Owner’s address for communications: (PRINT)	☐ Quarterly
200 Berkeley Street	10. What advance payment is made with this Part A?
Street Address	(If none, so state, See paragraph B of Agreement)	$1,431	00
Dollar	Cents
Boston Mass. 02117	Advance payment allowed only if 27-29 are answered “No”
City or Town State Zip Code	11. Dividend Option Election:
☐ a. Taken in cash ☐ d. Fixed paid-up ins.
b.	Social Security or Tax Identification.	0	0	0	0	0	0	0	0	0	☐ b. Applied to premium ☐ e. Fixed One Year Term. Total div. applied
☒ c. Left on deposit ☐ g. Variable paid-up ins.
8.	Contingent Owner – issue age 14 and under: (PRINT) (Full name, age and relationship to proposed Insured)

  Form 156-VL-88 NY

Part A Statements to Company’s Agent (Continued)	No.	0000000	Page 2

12.	Do you elect to have premiums paid, if and when applicable			22. Give information indicated as to all insurance on
	under the plan requested, by:			proposed Insured now in force:
	a. Dividend Credit?	☒ Yes	☐ No	(Include all term riders. Mark Business Insurance by a “8”)
	b. Automatic Loan?	☒ Yes	☐ No	Company	Issue Yr.	Plan	Life Insurance	Accidental Death
13.	Beneficiary as to proceeds payable in event of Insured’s						$ None	$ None
death: (PRINT)
(Full name and relationship to proposed Insured)

	Dorothy Q. Hancock, Wife			23a. Has proposed Insured smoked any cigarettes within
				the last twelve months?				☐ Yes ☒ No
Proceeds at death of any person other than the proposed Insured shall be paid as provided in the applicable benefit provision.				b. If yes, state average number of packs per day.
The right is reserved to change the beneficiary as to any proceeds.				24. Details of Answers to Questions 5, and 17-21.
14a.	Present occupation of proposed Insured:*			None
Merchant – General Merchandise
b.	Exact duties:*
Office – Executive
* Of Applicant, if Juvenile Policy with Applicant’s Waiver Benefit requested.
15a.	Present occupation of proposed Insured’s Spouse:
(If proposed for insurance in Question 4)
b.	Exact duties:			25. State any special requests:
None
Questions 16-21 apply to each person proposed for insurance (including proposed Insured) who is referred to as “any person.”
16.	Has “any person” done in past 3 years or does “any person” intend to do any:
a.	flying except as a passenger on regularly scheduled air lines?
		* ☐ Yes	☒ No
b.	skin or scuba diving, parachuting, motorized racing, or other
	hazardous sports?	* ☐ Yes	☒ No	26. Suitability (Applies to both the proposed Insured
c.	flying as a passenger over 150 hours a year?			and the Applicant if other than the proposed Insured)
	(If “Yes,” Past 12 mos. hrs.; Next 12 mos. hrs.)	☐ Yes	☒ No	a. Have you received a current prospectus for policy
	* Complete appropriate Supplemental Applications, if “Yes.”			applied for?				☒ Yes ☐ No
17.	Has “any person” in the past 3 years:			Date of Prospectus			January 1, 1989
a.	been convicted of the violation of any criminal law, or are
	any criminal charges now pending against “any person”?			b. Do you understand that, under the policy applied
		☐ Yes	☒ No	for (exclusive of any additional benefits), the
b.	been convicted of two or more moving violations of any			amount of Death Benefit above the guaranteed
	motor vehicle law?	☐ Yes	☒ No	minimum death benefit and the entire amount of
c.	had a driving license suspended or revoked?			the cash value may increase or decrease depending
	(If a, b, or c “Yes” give full details in 24)	☐ Yes	☒ No	upon investment experience?				☒ Yes ☐ No
18.	Does “any person” intend to reside or travel outside the U.S.			c. With this in mind, is the policy in accord with your
	or Canada?	☐ Yes	☒ No	insurance objectives and your anticipated financial
	(If “Yes,” state for how long, when, where, why in 24)			needs?				☒ Yes ☐ No
Complete Questions 27-29 if an advance payment is indicated in Question 10.
19.	Has any application for life or health insurance on “any
	person” ever been declined, postponed or modified?			27. Has “any person” consulted a physician for or had
	(If “Yes,” give full details in 24)	☐ Yes	☒ No	treatment for heart disease or stroke within the past
				two years?				☐ Yes ☒ No

20.	Is any other insurance application pending or contemplated			28. Has “any person” consulted a physician for or had
	on the life of “any person”?			treatment for cancer within the past two years?
	(If “Yes,” give Company and full details in 24)	☐ Yes	☒ No					☐ Yes ☒ No
21.	Is the insurance applied for intended to replace or change			29. Has “any person” been hospitalized in the past six
	any life insurance or annuity now in force on “any person”?			months (other than for normal pregnancy), or been
	(If “Yes,” give Company and full details in 24)	☐ Yes	☒ No	advised by a physician that he or she needs
hospitalization for any reason within the next 60 days?
☐ Yes ☒ No

Form 156-VL-88

Part A - Statements to Company’s Agent (Continued)	Page 3

Agreement

A. The foregoing statements and answers on pages 1 and 2 of this Part A are to the best of my knowledge and belief, complete, true and correctly recorded, are representations and not warranties, and with all Parts B of this application shall form the basis for and be a part of any contract of insurance.

B. Coverage shall take effect as provided in and subject to the terms and conditions of Conditional Temporary Insurance Agreement Form 156-VL-TIA-88 NY bearing the same date and number as this Part A if: (1) an advance payment is made with this Part A; and (2) the amount applied for in this and all other applications now pending on the life of each person proposed for insurance in this Company and the John Hancock Mutual Life Insurance Company does not exceed $1,000,000 life insurance; and (3) Questions 27-29 have been answered “No.” If coverage does not so take effect, it shall take effect as of the Date of Issue of the policy but: (1) only on delivery to and receipt by the Applicant of the policy and payment of the premium thereon; and (2) only if at the time of such delivery and payment each person proposed for insurance in Parts A and B of this application is living and has not consulted, been examined, or treated by a physician or practitioner since the latest Part B pertaining to such person was completed.

C. No agent or medical examiner is authorized to make or discharge contracts or waive or change any of the conditions or provisions of any application, policy or receipt, or to accept risks or pass upon insurability. Notice to or knowledge of any agent or medical examiner, whenever given, is not notice to or knowledge of the Company.

D. All benefits, payments and values including the Death Benefit and Policy Cash Value under any policy issued which are based upon the investment experience of a separate investment account may increase or decrease in accordance with the investment experience of the separate investment account and are not guaranteed as to fixed dollar amount.

All statements and answers in this application are to the best of my knowledge and belief, true and complete, are representations and not warranties, and I assent to this application.			John Hancock
Applicant’s Signature
Signature of proposed Insured, if other than the Applicant (Not required if under age 15)			I certify that a prospectus for the policy applied for has been given to the Proposed Insured and to the Applicant if other than the Proposed Insured and that no written sales material other than those approved by JHVLICO have been used.

Dated at Boston , Mass. on Jan. 1 19 89			John Jones
City or town State			Witness-Agent (Reg. Rep.) must witness where required by law
NON-MEDICAL APPLICATION ONLY – Part B – Statements to Company’s Agent
Give full details in space below for every “Yes” answer to questions 1-3 as to each person (including proposed Insured) proposed for insurance, who is referred to below as “any person.”
			YES	NO
1. Has “any person”		a.	Ever been treated for or had any known indication of heart or blood disease, chest pain, high blood pressure, stroke, diabetes, tumor, cancer, paralysis, convulsions, kidney disease, gastro-intestinal disease or respiratory disease? ☐	☒
		b.	Within the last 5 years, consulted a physician, or been examined or treated at a hospital or other medical facility? ☐	☒
2. Is “any person” now being treated by a physician or other practitioner, or taking any prescription drug?			☐	☒
3. Has “any person”		a.	Within the last 5 years used barbiturates, amphetamines, hallucinatory drugs or narcotics? ☐	☒
		b.	Within the last 5 years received counseling or treatment regarding use of alcohol or drugs? ☐	☒
4. Name and address of proposed Insured’s personal physician (if none, so state)

Name	None		Last Date Seen
Mo. Da. Yr.
Address
Street City State Zip
Reason Seen
DETAILS of Questions 1-3 should be given with respect to “any person” to whom a “Yes” answer applies.
Ques. Number	Name of Person (PRINT)	Details or Condition – Give Date, Duration, and Severity	Names and Addresses of each Physician, Hospital, etc. (PRINT)

The foregoing statements and answers on this Part B are to the best of my knowledge and belief, complete, true and correctly recorded. They are representations and not warranties.

Dated at Boston , Mass. on Jan. 1 19 89			John Hancock
City or town State			Signature of proposed Insured, if age 15 or over, or Applicant, if proposed Insured is under age 15
John Jones
Signature of proposed Insured’s Spouse, if proposed for insurance			Witness-Agent (Reg. Rep.) must witness where required by law

Form 156-VL-88

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Whole Life policy

Fixed premium payable for life as to Insured’s death, if earlier

Death Benefit payable at death

Eligible for dividends

Schedules of benefits and premiums, and the premium class, are shown on page 3

All benefits, payments and values including the Death Benefit and Policy Cash Value under this policy which are based on the investment experience of a Separate Account may increase or decrease in accordance with the investment experience of the Separate Account and are not guaranteed as to fixed dollar amount.

However this policy provides a Guaranteed Minimum Death Benefit equal to the Initial Sum Insured on the Date of Issue of the policy if premiums are paid when due and there is no indebtedness.

Right to Cancel - The Owner may surrender this policy by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Owner of the policy, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will be refunded.

Form 89-80	VBP88A	Printed in U.S.A.